Exhibit 5

1000 Jackson Street	419.241.9000
Toledo, Ohio 43604-5573	419.241.6894 fax

www.slk-law.com

March 14, 2011
Health Care REIT, Inc.
4500 Dorr Street
Toledo, Ohio 43615

Re:	HEALTH CARE REIT, INC. 3.625% Notes due 2016 5.250% Notes due 2022 6.500% Notes due 2041
Ladies and Gentlemen:
     We have acted as counsel to Health Care REIT, Inc., a Delaware corporation (the “Company”), in connection with the offering, issuance and sale of (i) $400,000,000 principal amount of the Company’s 3.625% Notes due 2016 (the “2016 Notes”), (ii) $600,000,000 principal amount of the Company’s 5.250% Notes due 2022 (the “2022 Notes”) and (iii) $400,000,000 principal amount of the Company’s 6.500% Notes due 2041 (the “2041 Notes” and, collectively with the 2016 Notes and 2022 Notes, the “Notes”) pursuant to the prospectus supplement dated March 9, 2011 (the “Prospectus Supplement”) to the prospectus dated May 7, 2009 (the “Prospectus”), included in the Company’s registration statement on Form S-3 (File No. 333-159040) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).
     In connection with the following opinions, we have examined and have relied upon copies of: (i) the Second Restated Certificate of Incorporation of the Company, as amended, (ii) the Second Amended and Restated By-Laws of the Company (the “By-Laws”), (iii) the Indenture, dated as of March 15, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), (iv) the Supplemental Indenture No. 5, dated as of March 14, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Supplemental Indenture”), (v) the Registration Statement and the Prospectus included therein, (vi) the Prospectus Supplement, (vii) the resolutions regarding the offering of the Notes adopted by the Board of Directors of the Company on February 25, 2011 and the Pricing Committee of the Board of Directors of the Company on March 9, 2011, (viii) the Underwriting Agreement between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, UBS Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters, dated March 9, 2011, for the offering and sale of the Notes (the “Underwriting

March 14, 2011

Agreement”), (ix) the forms of global notes evidencing the Notes (the “Global Notes”), and (x) such other documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinions herein set forth.
     In reaching the opinions set forth below, we have assumed the following:
(a)	each party to the Underwriting Agreement, the Indenture and the Supplemental Indenture (other than the Company) is, and has been at all times relevant to these opinions, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized;

(b)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(c)	each natural person executing any instrument, document or agreement is legally competent to do so; and

(d)	any documents submitted to us as originals are authentic; the form and content of any documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents are genuine; and all public records reviewed or relied upon by us or on our behalf are true and complete.
     As to questions of fact material to our opinion, we have relied without independent investigation on (i) written representations of each party made in the Underwriting Agreement, the Indenture and the Supplemental Indenture and the other documents and certificates delivered in connection therewith, (ii) certificates and records of public officials, and (iii) certificates and written representations of officers and directors of the Company.
     Based upon the foregoing, it is our opinion that, as of the date hereof, the Notes will be, when issued and sold in the manner set forth in the Prospectus Supplement and the accompanying Prospectus, valid and legally issued and binding obligations of the Company.
     The opinions set forth herein are subject to the following additional qualifications, assumptions and exceptions: (i) the enforceability of the Notes may be limited by the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium and other similar laws relating to or affecting the rights and remedies of creditors, and (ii) the enforceability of the Notes may be limited by the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).
     The opinions set forth herein are limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated herein.

March 14, 2011

     We express no opinion as to the enforceability of any provisions contained in the Indenture, the Supplemental Indenture or the Global Notes that constitute waivers that are prohibited by law prior to default.
     We assume no obligation to update or supplement this opinion to reflect a change in any applicable laws after the date hereof or any fact or circumstance that may come to our attention after the date hereof.
     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Company’s Form 8-K to be filed with the Commission on March 14, 2011. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP